Exhibit 99.1

FOR IMMEDIATE RELEASE

Forum Energy Technologies Announces Purchase of Remaining Membership Interests in Global Tubing, LLC from Joint Venture Partner Quantum Energy Partners and Management

Houston, Texas, August 28, 2017– Forum Energy Technologies, Inc. (NYSE: FET) announced today that it signed a definitive agreement to acquire the membership interests in Global Tubing from its joint venture partner Quantum Energy Partners. As part of the transaction, Forum will also acquire management’s interest in the joint venture and repay Global Tubing’s net debt. The aggregate transaction value is approximately $237 million, including the issuance of 10 million shares of Forum common stock to Quantum, cash from Forum’s existing bank credit facility and cash on hand. Located in Dayton, Texas, Global Tubing provides coiled tubing, coiled line pipe and related services to customers worldwide. Completion of the transaction is subject to regulatory approvals and other customary closing conditions. It is anticipated that the closing of the transaction will occur in the third quarter 2017.

Cris Gaut, Forum’s Executive Chairman of the Board, commented, “The acquisition of the remaining Global Tubing interests will have significant benefits for Forum’s current shareholders, including Global Tubing’s strong free cash flow and high operating margins. In 2014, Global Tubing had EBITDA of approximately $60 million. We believe that with the additional products Global Tubing now offers, and based on the current outlook, the 2014 run rate can be achieved during 2018. We expect the acquisition to be more than 25% EPS accretive in 2018, based on current analyst consensus estimates. Although the acquisition of Quantum’s interest in Global Tubing will bring an end to our successful joint venture, we are very pleased that Quantum will continue to partner with Forum in a new way, as a major, direct shareholder in the company. We appreciate Quantum’s confidence in Forum and our strategy.”

Prady Iyyanki, Forum’s President and Chief Executive Officer, commented, “I want to commend Global Tubing’s management team on its strong performance throughout the downturn and its new product development efforts, which have successfully positioned the company for further growth. With the consolidation of Global Tubing, and following our recent acquisition of Multilift, Forum’s Completions segment will be our largest business and core to our future growth plans. We welcome Global Tubing’s employees to Forum.”

Bill Montgomery and Dheeraj Verma, Partners at Quantum, commented, “We are pleased to have partnered with Forum and the management of Global Tubing for the past four years on our highly successful joint venture. We now look forward to our new role as a large shareholder of Forum. We believe that Forum’s leading product base and high quality management team offer a compelling investment opportunity with strong future growth potential.”

Neal Lux, Global Tubing’s President, commented, “During the joint venture, Global Tubing has extended its leading market position with product innovation, engineered solutions and outstanding customer service. Our team is excited about the future with Forum and thanks Quantum for their support.”

About Forum Energy Technologies

Forum Energy Technologies is a global oilfield products company, serving the drilling, subsea, completions, production and infrastructure sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Investor Contact

Mark Traylor – Vice President, Investor Relations

281.368.1108

mark.traylor@f-e-t.com

Media Contact

Donna Smith – Director, Marketing & Communications

281.949.2514

donna.smith@f-e-t.com

About Quantum Energy Partners

Founded in 1998, Quantum Energy Partners is a leading provider of private equity capital to the global energy industry, having managed together with its affiliates more than $13 billion in equity commitments since inception. For more information on Quantum, please visit www.quantumep.com. For investor relations, please contact Michael Dalton at (713) 452-2000.

Forward Looking Statements and Other Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.

These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company’s ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the company’s ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company’s business, and other important factors that could cause actual results to differ materially from those projected as described in the company’s filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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